Exhibit 8.01

AMENDED AND RESTATED
ARTICLES of INCORPORATION
of
AAA CENTURY GROUP USA, INC.
formerly
CROWD SHARES AFTERMARKET, INC.

I, Qingxi Meng, Chief Executive Officer of AAA Century Group USA, Inc., formerly known as Crowd Shares Aftermarket, Inc., a Nevada corporation (the "Corporation"), do hereby certify that (a) the Board of Directors of the Corporation, by unanimous consent dated September 20, 2016 adopted resolutions subject to stockholder approval to amend and restate the Articles of Incorporation of the Corporation, as amended, in Amended and Restated Articles of Incorporation pursuant to Sections 78.385, 78.390, and 78.403 of the Nevada Revised Statutes; (b) the Amended and Restated Articles of Incorporation were duly and properly adopted in accordance with Section 7R,320 of the Nevada Revised Statutes, by written consent of shareholders owning 17,560,000 of the Corporation's 22,564,000 issued and outstanding common shares (77.8%); and (c) set forth below is the text of the Amended and Restated Articles of Incorporation of the Corporation, as amended to the date of this Certificate:

ARTICLE I
NAME

The name of the Corporation is: AAA CENTURY GROUP USA, Inc.

ARTICLE II
REGISTERED AGENT

The principal office in the State of Nevada is located at 701 S. Carson St., Suite 200, Carson City, Nevada 89701. The name and address of its registered agent at that address is Business Filings Incorporated.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Chapter 78 of the Nevada Revised Statutes (together with any successor statutes (NRS"). In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV
CAPITAL STOCK

Section 1.          Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is five hundred fifty million (550,000,000) shares consisting of two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is fifty million (50,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article IV.

Section 2.          Common Stock.

(a)      Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Nevada Revised  Statues, as the same may be amended and supplemented (hereinafter, the "NRS"), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(b)      Voting Rights. Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

(c)      Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)      No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)      Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3.          Preferred Stock.

(a)      Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative). the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption.

The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the designation of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b)      Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences. the relative. participating, optional. or other rights. if any, and the qualifications, limitations, and restrictions. if any. relating to the shares of Preferred Stock of such series. and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued, shall be prepared and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4.            Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE V
DIRECTORS AND OFFICERS

Section 1.          Number of Directors. The board of directors shall consist of at least one          (I) individual and not more than thirteen (13) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the by-Inks of the Corporation. Subject to any requirements in the NRS, the board of directors of the Corporation shall be elected in such manner as shall be provided in the by-laws of the Corporation.

Section 2.          Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 3.          Indemnification. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise. shall be indemnified and held harmless to the fullest extent legally permissible under the lasts of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and. without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt by-laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Section 4          Repeal and Conflicts. Any repeal or modification of Sections 2 or 3 above approved by the stockholders of the Corporation. shall be prospective only. and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 2 or 3 above and any other Article of the Articles, the terms and provisions of Sections 2 or 3 above shall control.

ARTICLE VI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

ARTICLE VII
BY LAWS

The board of directors is expressly granted the exclusive power to make, amend, alter or repeal the by-laws of the Corporation pursuant to NRS 78.120.

ARTICLE VIII
AMENDMENTS

Section 1.          The corporation reserves the right at any time and from time to time to amend. alter, change or repeal  any provision contained in these articles of incorporation (including any Preferred Stock designation), and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by these articles of incorporation and the NRS; and, except as set forth in Article VII and this Article VIII, all rights. preferences and privileges of whatever nature herein conferred upon stockholders. directors or any other persons by and pursuant to these articles of incorporation in its present form or as hereafter amended are granted subject to the foregoing right.

Section 2          Any vote provided for in this Article VIII may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Stock entitled to vote thereon were present and voted.

These Amended and Restated Articles of Incorporation have been approved by the requisite majority vote of the stockholders of the Corporation.

IN WITNESS WHEREOF, Crowd Shares Aftermarket, Inc., now known as AAA Century Group USA, Inc., has caused its Chief Executive Officer to execute these Amended and Restated Articles of Incorporation on this 21 day of September 2016.